Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media: Jamie Lacey, 301-398-4035

Investors: Peter Vozzo, 301-398-4358

http://www.medimmune.com

MEDIMMUNE EXPLORES STRATEGIC ALTERNATIVES

GAITHERSBURG, MD, April 12, 2007 — MedImmune, Inc. (Nasdaq: MEDI) today announced that its board of directors has authorized management to evaluate whether third parties would have an interest in acquiring the company at a price and on terms that would represent a better value for its stockholders than having the company continue to execute its business plan on a stand-alone basis.

The board has frequently considered strategic alternatives in an effort to maximize value for the company’s stockholders. As recently as February of this year, the board re-affirmed, and the company publicly disclosed, the board’s belief that the best way for the company to maximize value for its stockholders is to aggressively implement its business plan. However, indications of interest by major pharmaceutical companies, coupled with recent expressions by certain stockholders of dissatisfaction with the company’s short-term stock price performance, have led the board to authorize management to gather information regarding possible strategic interest in acquiring the company.  To assist in this process, which is well under way, the company has retained the services of Goldman, Sachs & Co. and Dewey Ballantine LLP.

The company will not publicly disclose further information regarding the status of its evaluation until the process has been completed. At that time, the company expects to announce either that it has entered into a definitive agreement to be acquired or that the board has concluded that it continues to be in the best interest of the company’s stockholders to execute its business plan on a stand-alone basis. The company emphasizes that there can be no assurance that an acquisition of the company will occur.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With more than 2,500 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.